Exhibit 10.2

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

CONFIDENTIAL
LICENSE AGREEMENT

BETWEEN

AOP ORPHAN PHARMACEUTICALS GmbH

AND

EAGLE PHARMACEUTICALS, INC.

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) dated as of August 6, 2021 (the “Execution Date”), is entered into between AOP Orphan Pharmaceuticals GmbH, an Austrian company having offices at Leopold-Ungar-Platz 2, 1190 Vienna, Austria (“AOP”) and Eagle Pharmaceuticals, Inc., a Delaware corporation having offices at 50 Tice Boulevard, Suite 315, Woodcliff Lake, New Jersey, United States (“Eagle”).
BACKGROUND
A.    Eagle is a specialty pharmaceutical company focused on developing and commercializing drugs.
B.    AOP is a pharmaceutical company dedicated to the development of therapy options for patients with rare diseases, including therapies containing landiolol, a short acting superselective beta-1 adrenergic blocker that aims at the reduction of ventricular rate;
C.    Eagle desires to obtain from AOP and AOP desires to grant to Eagle an exclusive license with respect to the development and commercialization of the Licensed Product (as defined below) in the Eagle Territory (as defined below), all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
I.1“Administrative Fees” means the portion of administrative fees, not to exceed [***], accrued during the relevant time period to group purchasing organizations, pharmaceutical benefit managers, Medicare Prescription Drug Plans, Medicaid, or the like (including similar plans and programs outside the United States) relating to such Licensed Product.
I.2“Affiliate” of a Party means any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting share capital in such Person, or by contract or otherwise.
I.3“Allowable Expenses” means, with respect to a given period, the following expenses to the extent specifically identifiable and directly allocable to Eagle’s and its Affiliates’ activities in relation to exploitation of the Licensed Product in the Eagle Territory pursuant to this Agreement, incurred by or on behalf of Eagle, its Affiliates, or Sublicensees, in each case in accordance with Eagle’s, its Affiliates’ or Sublicensee’s accounting practices (consistently applied): [***].
I.4“ANDA” means an Abbreviated New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.
I.5“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD)

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Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
I.6“AOP Background Know-How” means any and all Know-How that (a) is Controlled by AOP or any of its Affiliates (i) as of the Effective Date, or (ii) during the Term as a result of performing activities outside the scope of this Agreement, and (b) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Products and other activities under this Agreement for the Territory.
I.7“AOP Background Patents” means any and all Patents that (a) are Controlled by AOP or any of its Affiliates as of the Effective Date or during the Term and (b) Cover AOP Background Know-How.
I.8“AOP Competitor” means any Third Party competitor of AOP [***].
I.9“AOP Indemnitees” has the meaning given to this term in Section 13.1.
I.10“AOP Non-Product-Specific Collaboration Know-How” means any and all Non-Product-Specific Collaboration Know-How that is made or conceived by or on behalf of AOP or its Affiliates, solely, jointly with Eagle or its Affiliates, or jointly with a Third Party.
I.11“AOP Non-Product-Specific Collaboration Patents” means any and all Collaboration Patents that cover AOP Non-Product-Specific Collaboration Know-How.
I.12“AOP Territory” means all countries in the world other than the Eagle Territory.
I.13“AOP Trademark” means each of the trademarks [***] owned by AOP and all registrations thereof [***], as well as future trademarks and trademark registrations owned by AOP [***] and intended to be used in connection with the Commercialization of the Licensed Product [***].
I.14“API” has the meaning given to the term in the Supply Agreement.
I.15“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority or authority having jurisdiction over or related to the subject item, including the FD&C Act, GCP, GLP, GMP, and Anti-Corruption Laws, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act, as amended, and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Counsel of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, along with other country-level data protection laws, as may be applicable.
I.16“Clinical Studies” means any human clinical study or clinical trial of a Licensed Product.
I.17“CMC Data” means analytical and quality control data, stability data, batch records, and other data or information relating to chemistry, manufacturing and control of Licensed Products, including that which is filed or required to be filed to obtain authorization to conduct Clinical Studies or to obtain or maintain Regulatory Approval for a Licensed Product.

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I.18“Collaboration Know-How” means any and all Know-How that is made or conceived by or on behalf of either Party, solely, jointly with the other Party or its Affiliates, or jointly with a Third Party, in performing activities under this Agreement.
I.19“Collaboration Patents” means any and all patents that cover Collaboration Know-How.
I.20“Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing or exploiting Licensed Products. “Commercialize” and “Commercializing” have the correlative meanings.
I.21“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Eagle in connection with a particular activity or objective to be conducted under this Agreement, that level of efforts that [***], taking into account all relevant scientific, commercial, business and other factors, including issues of safety and efficacy, expected and approved product labeling, expected and actual cost and time to develop, expected and actual profitability, expected and actual return on investment, expected and actual competitiveness of Third Party alternative products (including generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including Patent coverage and regulatory exclusivity), the expected likelihood of marketing approval, the expected and actual pricing and level of reimbursement, and the expected and actual amounts of marketing and promotional expenditures required. [***]
I.22“Competitive Change of Control Over Eagle” shall mean, with respect to Eagle, any of the following events: [***].
I.23“Competing Product” means a pharmaceutical product that is (i) [***] and (ii) [***].
I.24“Control” (including any variations such as “Controlled” and “Controlling”) of intellectual property rights, intangible material, Data and/or other information or subject matter, means the possession by a Person or its Affiliate of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable access to, or a license or sublicense under this Agreement on, said intellectual property rights, intangible material, Data and/or other information or subject matter, without violating (i) Applicable Law or (ii) the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date or at such later time as such Party or its Affiliate first acquired rights to such subject matter.
I.25[***]:
(a)[***];
(b)[***], or
(c)[***].
I.26“Cover” means, with respect to a claim of a Patent and a Licensed Product, that such claim would be infringed, absent a license, by the Manufacture, use, Development, or Commercialization of such Licensed Product (considering claims of patent applications to be issued as then pending).
I.27“Data” means any and all data, information and materials relating to a Licensed Product, including manufacturing data (including without limitation, CMC Data), research data, pharmacology

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data, preclinical data, clinical data (including patient samples and associated annotations), master clinical trial records and databases, safety databases, and all Regulatory Filings or other regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, or Regulatory Approval, for a Licensed Product, in each case to the extent Controlled by AOP or Eagle as of the Effective Date or during the Term.
I.28“Development” or “Develop” means all activities that relate to (a) the development of Licensed Products, or (b) obtaining, maintaining or expanding Regulatory Approval of a Licensed Product, including [***]. “Develop” has a correlative meaning.
I.29“Development Milestone Event” has the meaning set forth in Section 6.2.
I.30“Development Milestone Payment” has the meaning set forth in Section 6.2.
I.31“Dispute” has the meaning given to this term in Section 14.1.
I.32[***].
I.33“Eagle Background Know-How” means any and all Know-How that (a) is Controlled by Eagle or any of its Affiliates (i) as of the Effective Date, or (ii) during the Term as a result of performing activities outside the scope of this Agreement and (b) is necessary for AOP’s performance under this Agreement.
I.34“Eagle Background Patents” means any and all Patents that (a) are Controlled by Eagle or any of its Affiliates as of the Execution Date or during the Term and (b) Cover Eagle Background Know-How.
I.35“Eagle Indemnitees” has the meaning given to this term in Section 13.2.
I.36“Eagle Non-Product-Specific Collaboration Know-How” means any and all Non-Product-Specific Collaboration Know-How that is made or conceived solely by Eagle or its Affiliates, or jointly by Eagle or its Affiliates with a Third Party.
I.37“Eagle Non-Product-Specific Collaboration Patents” means any and all Collaboration Patents that cover Eagle Non-Product-Specific Collaboration Know-How.
I.38“Eagle Territory” means the United States of America, including all possessions and territories thereof.
I.39“Effective Date” has the meaning set forth in Section 10.2.
I.40“EMA” means the European Medicines Agency or any successor entity.
I.41“Enforcement Action” has the meaning set forth in Section 9.8.
I.42“EU” means the European Economic Area, Switzerland and the United Kingdom.
I.43“Existing Licensed Product” means the pharmaceutical product containing landiolol in a [***], as further described in Exhibit 1.43.
I.44“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

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I.45“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.
I.46“Field” means any and all indications and uses of the Licensed Product.
I.47“Finance Liaison” means a Party’s appointed representative who shall act as such Party’s point of contact in order to coordinate and manage the reporting of Net Sales, Net Profit, Net Loss and Allowable Expenses. Each Party can change its Finance Liaison at any time during the Term, and shall notify the other Party of its new Finance Liaison as soon as reasonably practicable.
I.48“First Commercial Sale” means the first [***], in each case, after all Regulatory Approvals necessary for the lawful exercise of said transfer or disposition have been obtained in the Eagle Territory and [***].
I.49“Good Clinical Practice” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
I.50“Good Laboratory Practice” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
I.51“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.
I.52“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, counsel, court or other tribunal).
I.53“Guaranteed Minimum Profit Share Payments” has the meaning set forth in Section 6.4.
I.54“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations promulgated thereunder.
I.55“HSR Filing” has the meaning set forth in Section 10.1.
I.56“ICH” means International Conference on Harmonisation.
I.57“IND” means an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to Initiate or

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conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, in each case with respect to a Licensed Product for use within the Field.
I.58“Indemnitee” has the meaning given to this term in Section 13.3.
I.59“Indemnitor” has the meaning given to this term in Section 13.3.
I.60“Infringement Actions” has the meaning set forth in Section 9.9
I.61“Know-How” means any and all commercial, technical, scientific, and other know-how and information, Data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary information, whether patentable or not, including discoveries, formulae, materials (including chemicals), biological materials, practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data and CMC Data), and sales forecasts, data and descriptions; provided that Know-How does not include Patents.
I.62“Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1.
I.63“Lead Indication” means the control of ventricular rate in patients with atrial fibrillation or atrial flutter (as such indication may be amended by the Parties following interactions with the FDA regarding such lead indication).
I.64“Liabilities” has the meaning given to this term in Section 13.1.
I.65“Licensed Intellectual Property” means Licensed Patent Rights and Licensed Know-How.
I.66“Licensed Know-How” means all AOP Background Know-How, Product-Specific Collaboration Know-How, and AOP Non-Product-Specific Collaboration Know-How.
I.67“Licensed Patent Right” means any and all Patents within the AOP Background Patents, the Product-Specific Collaboration Patents, or the AOP Non-Product-Specific Collaboration Patents. A list of AOP Background Patents as of the Effective Date is set forth on Exhibit 1.67.
I.68“Licensed Product” means any pharmaceutical product containing landiolol [***]. “Licensed Products” shall have a correlative meaning.
I.69“Manufacture” and “Manufacturing” means all activities related to (a) developing the ability to manufacture clinical and commercial quantities of a Licensed Product, and (b) the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, importing, having imported, and holding of any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.
I.70“Market Exclusivity” means [***].
I.71“Marketing Approval Application” (or “MAA”) means application to the appropriate Regulatory Authority for approval to market a Licensed Product in any particular jurisdiction, including an NDA in the U.S.

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I.72“NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.
I.73“Net Profit” and, with correlative meaning, “Net Losses”, means Net Sales less Allowable Expenses.
I.74“Net Sales” means, with respect to any Licensed Product in a given period, the gross amounts invoiced by Eagle and its Affiliates and Sublicensees for sales of such Licensed Product in the Eagle Territory to Third Parties, less the following deductions as accrued in direct connection to the sale of a Licensed Product to a Third Party:
(a)[***];
(b)[***];
(c)[***];
(d)[***]; and
(e)[***].
Notwithstanding the foregoing, amounts [***] shall not be included in the computation of Net Sales hereunder.
I.75“Non-Product-Specific Collaboration Know-How” means any and all Collaboration Know-How, except Product-Specific Collaboration Know-How, that is made or conceived by or on behalf of either Party, solely, jointly with the other Party or its Affiliates, or jointly with a Third Party, in performing activities under this Agreement.
I.76“Non-Product-Specific Collaboration Patents” means any and all Collaboration Patents that cover Non-Product-Specific Collaboration Know-How.
I.77“P&L Report” has the meaning given to this term by Section 6.3.
I.78“Patent(s)” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.
I.79“Patent Challenge” means any direct or indirect dispute or challenge, or any assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any Patents, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including, without limitation, [***].
I.80“Party” means AOP or Eagle, individually; and “Parties” means AOP and Eagle, collectively.

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I.81“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or agency, or any other entity not specifically listed herein.
I.82“Prior CDA” has the meaning given to this term by Section 8.8.
I.83“Product-Specific Collaboration Know-How” means, with respect to a Licensed Product, (a) any Collaboration Know-How that describes or comprises solely the composition of matter, use, or method of Manufacture of such Licensed Product, but does not describe or comprise the composition of matter, use, or method of Manufacture of a different product, and (b) all clinical data generated in the Development of a Licensed Product in the Eagle Territory or in the AOP Territory.
I.84“Product-Specific Collaboration Patent” means any Patent that Covers Product-Specific Collaboration Know-How.
I.85“Regulatory Approval” means all approvals, licenses, registrations, designations, or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a regulatory jurisdiction.
I.86“Regulatory Authority” means any national (e.g., the FDA) or, supra-national (e.g., the EC or the EMA), or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.
I.87“Regulatory Filing” means all approvals, licenses, registrations, submissions, designations, and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, Marketing Approval Applications and Regulatory Approvals. As used herein, “Regulatory Filing” also includes all correspondence with Regulatory Authorities (and their agents) regarding Licensed Products, including all submissions, meeting minutes, reports and other items exchanged between or under authority from AOP or its licensors with respect to a Licensed Product, or the Development, Manufacture, Commercialization or exploitation thereof.
I.88“[*** Licensed Product” means a Licensed Product in [***].
I.89“Senior Executives” means the [***] of AOP and the [***] of Eagle.
I.90“Sublicensee” means a Third Party that has been granted a right to Develop or Commercialize Licensed Products in the Eagle Territory pursuant to Section 2.3, provided that as used herein, “Sublicensee” shall not be deemed to include any distributor, wholesaler or reseller of a Licensed Product with regards to its distribution, wholesale or resale activity.
I.91“Supply Agreement” means a separate agreement to be entered into between the Parties regarding the supply of Licensed Product from AOP or its Affiliates to Eagle or its Affiliates.
I.92“Supply Failure” has the meaning given to the term in the Supply Agreement.
I.93“Supply Price” has the meaning given to this term in Section 5.2.
I.94“Supply Source Deficiency” has the meaning given to the term in the Supply Agreement.
I.95“Term” has the meaning given to this term by Section 10.3.

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I.96“Third Party” means any Person other than a Party or an Affiliate of a Party.
I.97“Third Party Claim” has the meaning given to this term in Section 13.1.
I.98“Third Party Payments” has the meaning given to this term by Section 9.9.
I.99“Valid Claim” means a claim of an issued, unexpired patent within the Licensed Patent Rights that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision.
Article II
GRANT OF LICENSE
II.1License to Eagle. Subject to the terms and conditions of this Agreement, AOP hereby grants to Eagle:
(a)an exclusive (even as to AOP) license under the Licensed Intellectual Property to Commercialize the Licensed Products in the Field in the Eagle Territory;
(b)an exclusive (except as to AOP and its Affiliates to the extent reasonably required or useful for AOP’s performance of its obligations and exercise of its rights pursuant to this Agreement) license under the Licensed Intellectual Property to Develop the Licensed Products in the Field in the Eagle Territory;
(c)only if and when a Supply Failure occurs, a non-exclusive, worldwide license under the Licensed Intellectual Property to Manufacture finished Licensed Products for use in the Field in the Eagle Territory; and
(d)a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable (through multiple tiers) worldwide license for any and all purposes under the AOP Non-Product-Specific Collaboration Know-How and the AOP Non-Product-Specific Collaboration Patents, to the extent that such AOP Non-Product-Specific Collaboration Know-How and AOP Non-Product-Specific Collaboration Patents were conceived, made or generated by Eagle or any of its Affiliates jointly with AOP or its Affiliates.
II.2AOP Trademark License to Eagle. Subject to the terms and conditions of this Agreement, AOP hereby grants to Eagle, an exclusive (even as to AOP) license to Commercialize the Licensed Products under an AOP Trademark in the Field in the Eagle Territory.
II.3Sublicensing. Eagle shall have the right to grant and authorize sublicenses (through multiple tiers) under the rights granted to Eagle under Sections 2.1 and 2.2 to one or more of its Affiliates and to Sublicensees. Such sublicenses may only be granted provided that: (1) each Sublicensee shall agree to be subject to the terms of this Agreement and the Supply Agreement, including [***], (2) no such sublicense shall prevent Eagle (directly or with and through its Sublicensees) to perform its obligations hereunder, (3) no such sublicense shall limit or impair AOP’s rights hereunder, and (4) Eagle shall remain responsible for its and its Affiliates and Sublicensees’ compliance with the terms and conditions set forth herein, including without limitation the obligation to make payments as and when due hereunder, and the obligation to keep records and make reports hereunder. Eagle shall provide AOP with a true, accurate and complete copy of each sublicense agreement with its Sublicensees [***], subject to Eagle’s right to redact any confidential or proprietary information of Eagle or the Sublicensee. Each sublicense granted to a Sublicensee by Eagle to any rights licensed to it hereunder shall terminate immediately upon the termination of the license from AOP to Eagle with respect to such rights as of the effective date of such

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termination. Any Sublicensee engaging in Development is subject to AOP’s prior written approval, not to be unreasonably withheld, conditioned, or delayed.
II.4Transfer of Licensed Know-How
(a)Initial Transfer. [***] and in any event no later than [***] thereafter, AOP shall, and shall use diligent efforts to cause any Affiliates or Third Party contractors to, transfer to Eagle complete and accurate copies of all Licensed Know-How regarding the Licensed Product (other than Manufacturing Know-How) in existence as of the Effective Date; provided that if, despite exercising diligent efforts to do so, AOP is unable to transfer (or have transferred) all of the Licensed Know-How to Eagle within such [***] period, AOP shall [***].
(b)Ongoing Transfer and Access. Without limiting Section 2.4(a), if from time to time during the Term it becomes apparent that a particular item of Licensed Know-How should be provided to Eagle, then upon reasonable request by Eagle, AOP shall, [***].
(c)Cooperation. The Parties will cooperate in good faith and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 2.4. Without limiting the foregoing, AOP shall provide all such items in electronic form to the extent the same exist in electronic form and shall provide copies and an opportunity to inspect (and copy) original versions for all other materials comprising such Licensed Know-How (including for example, original patient report forms). It is understood all Licensed Know-How shall be made available to Eagle [***]. Upon request by Eagle, AOP shall reasonably cooperate with and assist Eagle as may be necessary or desirable in order to allow Eagle to understand the Licensed Know-How and to utilize the Licensed Know-How for the purposes contemplated in this Agreement.
II.5No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
Article III
GOVERNANCE
III.1Joint Steering Committee. [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee the Development activities [***] and serve as a forum for the coordination of the Development [***].
III.2JSC Members. Each Party shall initially appoint up to [***] to the JSC, each of whom [***]. The JSC may change its size from time to time by mutual consent of its members, and each Party may replace its representatives at any time upon written notice to the other Party. [***] not to be unreasonably withheld, conditioned or delayed.
III.3Meetings. For the first [***] following the Effective Date, the JSC shall meet [***]. Following the [***] of the Effective Date, the JSC shall meet [***] thereafter. Meetings of the JSC may be held in person, by audio or video teleconference, as determined by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC.
III.4Specific Responsibilities of the JSC. The JSC shall oversee the performance of Development activities of the Licensed Product and shall, in particular:
(a)[***]; and

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(b)[***]; and
(c)[***].
(d)[***].
III.5Decision-making. All JSC decisions shall be made [***]. If, after reasonable discussion and good faith consideration of each Party’s view, the JSC does not reach consensus on a matter within the responsibilities of the JSC, [***] provided that:
(a)[***];
(b)[***]; and
(c)[***].
III.6Limitation of JSC Authority. The JSC shall not have the authority to (a) modify or amend the terms and conditions of this Agreement, (b) waive or determine [***], or (c) decide [***]. For the sake of clarity, [***].
Article IV
DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES
IV.1Development Responsibility.
(a)From and after the Effective Date, and except as otherwise set forth in this Agreement, Eagle will have the exclusive (except as to AOP and its Affiliates to the extent required for AOP’s performance of its obligations and exercise of its rights pursuant to this Agreement) right to conduct the Development of Licensed Products in the Eagle Territory. From and after the Effective Date, and except as otherwise set forth in this Agreement, Eagle will have the right to set, in agreement with AOP, the regulatory strategy for Indications for the Licensed Products in the Eagle Territory and to seek and obtain Regulatory Approvals for Licensed Products in the Field in the Eagle Territory. Eagle shall, however, not initiate any Development activities in the Eagle Territory without AOP’s prior written consent, such consent not to be unreasonably withheld. Neither Eagle nor AOP shall conduct, or cause or support any of their respective Affiliates or sublicensees or any other Third Party to conduct, any [***] without notifying one another in writing about [***], provided, for clarity, that nothing in this Agreement shall [***]. Eagle shall not conduct, or cause or support any of its respective Affiliates or Sublicensees or any other Third Party to conduct, [***] in the AOP Territory.
(b)Neither Party anticipates that any Clinical Studies will be required to be conducted after the Effective Date in order to obtain Regulatory Approval of the Existing Licensed Product in the Lead Indication in the Eagle Territory, whereas the Parties acknowledge that the exact wording of the Regulatory Approval for the Licensed Product in the European Union may differ from the Regulatory Approval approved by the FDA in the Eagle Territory. However, [***]. AOP shall submit any such proposed Regulatory Filing and any proposed communication in relation to such Regulatory Filings and approvals to Eagle, and shall afford Eagle the opportunity to, at Eagle’s expense, participate in any meetings with Regulatory Authorities in the Eagle Territory relating to the Existing Licensed Product. For the avoidance of doubt, AOP shall be responsible for obtaining Regulatory Approval for the Existing Licensed Product in the Lead Indication.
(c)Except to the extent otherwise set forth in Section 4.1(b), Eagle shall prepare and own all Regulatory Filings (including all INDs, NDAs, and Regulatory Approvals) for each Licensed

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Product in the Field in the Eagle Territory during the Term. For the avoidance of doubt, during the Term, Eagle shall be the holder of all Regulatory Approvals of the Licensed Products in the Territory.
(d)Except as set forth in Section 4.1(b), AOP shall not, without the prior written consent of Eagle, submit any Regulatory Filings for Licensed Products in the Eagle Territory or communicate with respect to the Licensed Products with any Regulatory Authority in the Eagle Territory, unless (i) so required to comply with Applicable Laws upon written advice of AOP counsel, in which case AOP shall promptly notify Eagle of such requirement under Applicable Laws, shall submit any proposed communication to Eagle for Eagle’s review and comment and discussion between the Parties or, if not practicable or legally permitted, shall provide Eagle with a copy or summary thereof as soon as reasonably practicable thereafter, or (ii) the Regulatory Filings or communication relate to AOP’s activities in the Eagle Territory, but such activities are exclusively aimed at obtaining Regulatory Approval or at Commercialization outside of the Eagle Territory.
(e)AOP shall be free to perform Development activities in the AOP Territory if [***]. For the sake of clarity, [***]. AOP shall be free to perform Development activities in the Eagle Territory if [***].
(f)Any benefits or proceeds gained [***].
IV.2Development Diligence. Following assignment to Eagle of the Regulatory Approval for the Existing Licensed Product in the Lead Indication in the Eagle Territory, Eagle shall use, and shall require its Affiliates or Sublicensees to use, Commercially Reasonable Efforts to Develop Licensed Products (including the Existing Licensed Product) in the Field in the Eagle Territory.
IV.3Development Reports. At the regularly scheduled JSC meetings, [***].
IV.4Transition of Development and Regulatory Activities. AOP shall reasonably cooperate with Eagle and use diligent efforts to effect a prompt, smooth and orderly transition to Eagle of Development and regulatory activities with respect to the Licensed Products that are, according to this Agreement, to be carried out by Eagle, as reasonably requested by Eagle. Upon receipt of the Regulatory Approval for the Existing Licensed Product in the Lead Indication in the Eagle Territory by the FDA, AOP shall assign said Regulatory Approval to Eagle together with all Regulatory Filings associated therewith. To the extent reasonably requested by Eagle, AOP shall [***].
IV.5Access to Data.
(a)As permitted by and in compliance with Applicable Laws (including applicable privacy laws) and other applicable contractual obligations, and solely to the extent such Data is reasonably necessary or useful for purposes of the Development and Commercialization of the Licensed Products in the Eagle Territory, Eagle will have access to, and the right to use, and AOP will provide to Eagle upon request, Data Controlled by AOP or its Affiliates and generated in connection with the Development of the Licensed Products outside the Eagle Territory and will have access to, and right to reference, all EU Regulatory Filings Controlled by AOP or its Affiliates and all relevant safety information for the Licensed Products. Following the Effective Date, AOP shall supply such Data that exists as of the Effective Date in a specific data-room for a period of [***] but shall not be obligated to maintain or regularly update the Data in the data-room.
(b)As permitted by and in compliance with Applicable Laws (including applicable privacy laws) and other applicable contractual obligations, AOP will have access to, and the right to use, Data Controlled by Eagle, its Affiliates, Sublicensees or Third Parties cooperating with Eagle, and

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generated in connection with the Development of the Licensed Products in the Eagle Territory. Furthermore, AOP will have access to, and the right to reference, all Regulatory Filings Controlled by Eagle or its Affiliates in the Eagle Territory for the Licensed Products.
IV.6Commercialization. As between the Parties, Eagle shall have the exclusive right to conduct, and be solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Eagle Territory, including (a) [***]. Eagle shall bear all costs and expenses incurred in connection with such Commercialization activities. Subject to Applicable Laws, [***] shall conduct and will require that its respective Affiliates or Sublicensees will not conduct and will not cause or support any other Third Party to conduct, [***].
IV.7Commercialization Diligence. Following assignment to Eagle of the Regulatory Approval for the Existing Licensed Product in the Lead Indication in the Eagle Territory, Eagle shall use Commercially Reasonable Efforts to Commercialize each Licensed Product for which Regulatory Approval has been obtained in the Eagle Territory. For each Licensed Product, Eagle shall provide to AOP [***], starting from [***], a report specifying Eagle’s Commercialization efforts for such Licensed Product in the [***]. If Eagle were to fail for [***] to perform reasonable Commercialization efforts (including but not limited to promoting and marketing the Licensed Product) in the Eagle Territory, other than for reasons outside of Eagle’s control, including any Force Majeure, [***], AOP shall have the right to terminate this Agreement pursuant to Section 10.4, after a discussion between the Parties on a remediation plan, such discussion not to exceed [***], if, Eagle failed to resume the applicable Commercialization efforts within [***].
IV.8Pharmacovigilance. Following the Effective Date, the Parties shall negotiate and agree in good faith on a pharmacovigilance agreement that sets forth mutually agreed terms and conditions for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, medical inquiries, and any other information concerning the safety of Licensed Products. The Parties shall use reasonable and good faith efforts to execute a definitive pharmacovigilance agreement not later than [***] after the Effective Date.
IV.9Restrictions. Each Party agrees that it will not, and will require that its Affiliates and (sub)licensees (including Sublicensees) will not, to the extent admissible under Applicable Laws, [***].
Article V
MANUFACTURING
V.1Manufacturing Responsibility. Except in case of a Supply Failure, AOP, directly or through its Affiliates or one or more Third Parties, including a designated contract manufacturer, shall have the sole and exclusive right and responsibility for having Licensed Products Manufactured for Development and Commercialization use in the Eagle Territory.
V.2Supply of Licensed Product
(a)During the Term, Eagle shall purchase from AOP, and AOP shall Manufacture and supply to Eagle, all of Eagle’s and its Affiliates’ and Sublicensees’ (and any of their successor entities’) requirements of Licensed Product for Development and Commercialization use in the Field in the Eagle Territory, subject to and in accordance with the terms and conditions of a Supply Agreement that will set forth the specific terms and conditions of the supply of Licensed Products for Development and Commercialization in the Eagle Territory and such other quality agreements as required to comply with Applicable Laws.

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(b)The supply price for each unit of Licensed Product supplied by AOP to Eagle pursuant to the Supply Agreement for Development and Commercialization use in the Field in the Eagle Territory shall be [***] (“Supply Price”).
(c)For the sake of clarity, [***].
(d)The term of the Supply Agreement shall be the same as the Term and termination of this Agreement shall cause the termination of the Supply Agreement.
V.3Supply Source Deficiency. In the event of a Supply Source Deficiency, AOP shall use Commercially reasonable efforts to transfer the Licensed Know-How necessary or useful for the Manufacture of finished Products to the relevant Third Party contract manufacturers and provide to Eagle:
(a)[***], and
(b)[***];
(c)[***]; and
(d)[***].
V.4Supply Failure. In the event that a Supply Failure occurs regarding a Licensed Product, and for the duration of such Supply Failure, Eagle shall, at Eagle’s expense, have the right to enter into a direct supply agreement and quality agreement to have, under the supervision of the JSC, Manufactured the affected Licensed Product in finished form for use in the Eagle Territory through one or more Third Party contract manufacturers acceptable to both Parties (such acceptance not to be unreasonably withheld, conditioned or delayed), provided that AOP will supply API to Eagle or the relevant Third Party contract manufacturer for use in such manufacturing (mutatis mutandis according to Section 5.2) for as long as AOP is able to supply API to Eagle or to Eagle’s Third Party contract manufacturers. The Parties will cooperate in a transition of the Manufacturing sufficient to enable Eagle or another supplier to manufacture the Licensed Products for Development and Commercialization purposes in the Eagle Territory.
Article VI
PAYMENTS
VI.1Upfront Payment. Eagle shall pay to AOP an [***] upfront payment of five million U.S. Dollars ($5,000,000) within [***] following the Effective Date in accordance with the payment provisions of ARTICLE VII.
VI.2Development Milestone Payments
(a)Development Milestone Payments. Eagle shall pay to AOP the [***] milestone payments set forth below following the achievement by Eagle or any of its Affiliates or Sublicensees, of the corresponding milestone events defined below (each, a “Development Milestone Payment” and “Development Milestone Event,” respectively). The Development Milestone Payments shall be payable in accordance with the payment provisions in ARTICLE VII and following receipt of the relevant invoice from AOP as further described in Section 6.2(b).

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No.	Development Milestone Event	Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]

(b)Reports and Payments. Eagle shall notify AOP in writing within [***] after the achievement of each Development Milestone Event set out in Section 6.2(a) by Eagle, or any of its Affiliates, and in the case of Sublicensees, within [***] after such Development Milestone Event is achieved by such Sublicensee. Based on this notice, AOP shall then issue and send to Eagle the invoice for the appropriate Development Milestone Payment, which shall be paid by Eagle within [***] of receipt of such invoice.
VI.3Profit Share Payments
(a)Profit Share Percentage. During the Term of this Agreement, AOP will receive [***] of Net Profits from each calendar quarter resulting from the Commercialization of the Licensed Product in the Eagle Territory and Eagle will receive [***] of Net Profits from each calendar quarter resulting from the Commercialization of the Licensed Product in the Eagle Territory. [***].
(b)Calculation and Payment of Net Profit Share
(i)[***].
(ii)[***].
(iii)[***].
(iv)Reports and Payments. Starting from the First Commercial Sale of a Licensed Product in the Eagle Territory, within [***], Eagle will report to AOP in a written report in the form agreed by the Parties ([***]), in relation to the Commercialization of Licensed Product in the Eagle Territory in such calendar quarter, the Net Sales, Free Goods, the Allowable Expenses ([***]), as well as [***] (such report, the “P&L Report”). Without limiting the generality of the foregoing, Eagle shall require its Affiliates and Sublicensees to report their Net Sales and to provide such reports with respect thereto to Eagle. [***] in accordance with Section 6.3(a).
(v)Invoices will be issued and paid as follows: [***].
VI.4Guaranteed Minimum Profit Share Payments. From the [***] date of the First Commercial Sale of the Licensed Product, Eagle shall be required to make the annual Minimum Profit Share Payments for the Licensed Product as set forth in Exhibit 6.4 (the “Guaranteed Minimum Profit Share Payments”). Should Eagle fail to make the Minimum Profit Share Payments for [***], AOP shall have the right to convert the licenses granted to Eagle hereunder into non-exclusive licenses. Notwithstanding the foregoing, [***] AOP shall not be entitled to convert the exclusive licenses granted to Eagle into non-exclusive licenses.
VI.5Sample Calculation. A sample calculation for Net Sales, Net Profit and profit share payments (cf. Section 6.3) is attached hereto as Exhibit 6.5, provided, however, that such sample

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calculation is for illustration purposes only and shall not be admissible in any dispute or otherwise influence the interpretation of this Agreement.
VI.6Royalties to Eagle
(a)With respect to Licensed Product that AOP, its Affiliates or (sub)licensees Commercialize in the AOP Territory, AOP shall pay [***], if and for as long as the following cumulative conditions are met: (i) [***] Valid Claim of a [***] covers such [***], (ii) the [***] was made or conceived [***], and (iii) such [***] provides [***].
(b)Royalties, if any, according to this Section 6.4 shall be payable on a calendar quarter basis and [***] in the appropriate form.
Article VII
PAYMENTS; BOOKS AND RECORDS
VII.1Payment Method; Currency Conversion. All amounts specified in this Agreement are in U.S. Dollars, and all cash payments under this Agreement shall be paid in U.S. Dollars. All payments under this Agreement will be paid in U.S. Dollars by wire transfer to an account designated, as applicable, by AOP (which account AOP may update from time to time in writing, subject to Eagle’s confirmation, such confirmation not be unreasonably withheld) or by Eagle (which account Eagle may update from time to time in writing, subject to AOP’s reasonable confirmation).
VII.2Withholding Taxes. The upfront, milestone, profit sharing, and royalty payments to be made under this Agreement shall be paid free and clear of any taxes, except for any withholding taxes required by Applicable Law. To the extent any withholding taxes are deducted, withheld and paid by or on behalf of a Party to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the other Party. The Parties shall provide each other with official receipts issued by the appropriate governmental agency to them. Each Party shall provide to the other Party such assistance as may be reasonably requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between the United States and other jurisdictions.
VII.3Late Payments. In the event that any amount payable by Eagle to AOP or by AOP to Eagle hereunder is not made when due, such outstanding payment shall accrue interest, to the extent permitted by Applicable Laws, at the [***], computed from the date such payment was due until the date the payment is made.
VII.4Records. Eagle and its Affiliates shall keep complete and accurate books of account and records in reasonably sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Eagle, its Affiliates or Sublicensees, as the case may be, for at least [***].
VII.5Audits
(a)Audit Rights
(i)Upon at least [***] prior written notice from AOP, Eagle shall permit, and shall require its Affiliates and, under the applicable sublicense agreement, its Sublicensees, to permit, an independent certified public accounting firm of nationally recognized standing, selected by AOP and reasonably acceptable to Eagle, to have access during normal business hours to such books of account and records of Eagle, and its Affiliates and Sublicensees, at their principal place of business, as may be

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reasonably necessary to verify the accuracy of the reports to be provided by Eagle pursuant to this Agreement and the Supply Agreement. Such audits may not [***].
(ii)Upon at least [***] prior written notice from Eagle, AOP shall permit, and shall require its Affiliates, to permit, an independent certified public accounting firm of nationally recognized standing, selected by Eagle and reasonably acceptable to AOP, to have access during normal business hours to such books of account and records of AOP and its Affiliates, at their principal place of business, as may be reasonably necessary to verify the accuracy of the Supply Price’s calculation and reports to be provided to Eagle pursuant to Section 6.3. Such audits may not [***].
(b)Audit Results. The Parties shall require the independent accountant to provide to the auditing Party an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid were correct or, if incorrect, the amount of any underpayment or overpayment. [***] If such audit establishes any underpayment, the applicable Party shall remit or reimburse to the other Party, within [***] of the date on which the applicable party delivers to the other Party an invoice for the amount of the applicable underpayment, (i) the amount of such underpayment and (ii) interest on the amount of such underpayment, with such interest being calculated pursuant to Section 7.3. In the event such audit establishes that amounts were overpaid, the amount of such overpayment shall be refunded to the applicable Party within [***] of the date on which the applicable party delivers to the other Party an invoice for the amount of the applicable overpayment. The fees charged by the independent accountant in connection with any audit pursuant to this Section 7.5 shall be paid by the auditing Party; provided, however, that if a discrepancy in favor of the auditing Party of more than [***] of the payments due under this Agreement for the period being audited is established, then the audited Party shall pay [***].
(c)Confidential Financial Information; Other Matters. Each Party shall treat all financial information subject to review under this ARTICLE VII as the Confidential Information of the other Party in accordance with Section 8.1. Any auditor shall enter into a confidentiality agreement with the audited Party and shall not disclose or use the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Eagle or the amount of payments due by a Party to the other Party under this Agreement. If Eagle – in breach of its obligation pursuant to Section 7.5(a)(i) – is unable to obtain from any Sublicensee a right for AOP to audit the books of account and records of such Sublicensee, Eagle shall obtain the right to inspect and audit such Sublicensee’s books and records for itself and shall exercise such audit rights on behalf of AOP – with the fees and expenses associated with such audit to be borne by the applicable Party according to Section 7.5(b), with AOP being considered the auditing Party – upon AOP’s written request and disclose the results of any such audit to AOP in accordance with Section 7.5(b).
Article VIII
CONFIDENTIALITY
VIII.1Confidential Information. Except to the extent expressly authorized by this Agreement, each Party agrees that, during the term of this Agreement[***] such Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, or the Supply Agreement or further agreements accompanying this Agreement, or in the exercise of rights granted to it thereunder, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement that [***] (collectively, “Confidential Information”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to prevent unauthorized access, use and disclosure of the Disclosing Party’s Confidential Information and to ensure that its, and its Affiliates’, employees, agents, consultants, other representatives (“Representatives”) do not disclose, except as otherwise expressly permitted under this

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Agreement, or make any unauthorized use of, the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information. For purposes of this Agreement, the terms of this Agreement shall be deemed the Confidential Information of both Eagle and AOP. [***].
VIII.2Exceptions. Confidential Information of a Disclosing Party shall not include any information to the extent that such information (which the Receiving Party can prove by competent written evidence): (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available to the public; (b) is lawfully known by the Receiving Party or any of its Affiliates (to the extent such Receiving Party or Affiliate has the right to use and disclose such information) at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the Receiving Party (to the extent such Receiving Party or Affiliate has the right to use and disclose such information); or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party.
VIII.3Trade Secrets. Notwithstanding the above, any trade secrets according to Directive (EU) 2016/943 disclosed under this Agreement shall be treated confidential [***].
VIII.4Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)In the case of either Party as the Receiving Party:
(i)enforcing such Party’s rights or performing its obligations under this Agreement;
(ii)prosecuting or defending litigation as permitted by this Agreement;
(iii)such disclosure is reasonably necessary to its employees, agents, consultants, advisors (including financial advisors, attorneys and accountants), contractors, licensees or Sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use consistent with those contained in this Agreement;
(iv)such disclosure is necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order; provided in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this subparagraph 8.4(a)(iv), it will, except where legally prohibited, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to prevent or limit disclosure of such Confidential Information; or
(v)disclosure to Third Parties in connection with due diligence or similar investigations, and disclosure to any bona fide potential or actual investor, acquiror or merger partner for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such

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Confidential Information and ensure that any such Third Party agrees to be bound by obligations of confidentiality and non-use similar to those contained in this Agreement.
(b)In the case of either Party as the Receiving Party:
(i)filing for, prosecuting or enforcing Licensed Patent Rights in accordance with this Agreement;
(ii)in Regulatory Filings or otherwise in seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals); and
(iii)disclosure to actual or potential Sublicensees or subcontractors, or other Third Parties in connection with the exercise of its rights under this Agreement, provided that Eagle uses Commercially Reasonable Efforts to secure confidential treatment of such information at least as diligent as it would use to protect its own confidential information of a similar nature.
(c)Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, Sublicensees, subcontractors, Representatives, advisors and Third Parties to whom it discloses Confidential Information.
VIII.5Confidential Disclosure of Terms. The Parties agree that the terms of this Agreement are the Confidential Information of both Parties that a Party may not disclose to any Third Party without the prior written consent of the other Party hereto, except as permitted under Section 8.2 or 8.4.
VIII.6Publications. Except for the joint press release pursuant to Section 8.7, either Party, its Affiliates, its or their Sublicensees, or its or their respective employees or consultants, wishing to make a publication or presentation relating to the terms hereof or activities hereunder, shall deliver to the other Party a (i) copy of any proposed written publication at least [***] prior to submission of such publication or, as the case may be, (ii) an outline or copy of a proposed oral disclosure or presentation at least [***] prior to such oral disclosure or presentation. The reviewing Party shall have the right (a) to propose reasonable modifications to the publication or presentation, or (b) to request a reasonable delay in publication or presentation. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of at least [***] or such period of time as agreed upon between the Parties. Upon expiration of such [***] period or such longer period as agreed upon between the Parties, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests reasonable modifications to the publication or presentation, the publishing Party shall edit such publication prior to submission of the publication or presentation. Notwithstanding the foregoing, [***].
VIII.7Joint Press Release. The Parties have mutually approved a joint press release attached hereto as Exhibit 8.7 with respect to this Agreement to be published on the Execution Date or immediately thereafter. After release of this press release in accordance with this Section 8.7, AOP may disclose to Third Parties the information contained in such press release without further consent.
For clarity, subject to AOP’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Eagle shall have the right to issue subsequent press releases or other written public statements pertaining to the activities conducted hereunder. For avoidance of doubt, Eagle shall have the right to disclose to its investment community without AOP’s prior written consent: [***].
VIII.8Prior Non-Disclosure Agreements. This Agreement supersedes [***].

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Article IX
PATENT PROSECUTION AND ENFORCEMENT
IX.1United States Law. For the Eagle Territory, Collaboration Know-How, inventorship of Know-How, including inventions, conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Laws of the United States as such law exists as of the Execution Date irrespective of where such conception, discovery, development, or making occurs.
IX.2AOP Ownership. AOP or an Affiliate of AOP shall own and retain all right, title, and interest in and to all Licensed Intellectual Property, including all Data, AOP Trademarks, and any other trademark (except Eagle trademarks) used exclusively for the Commercialization of the Licensed Product in the Eagle Territory.
IX.3Eagle Ownership and License to AOP. Eagle or an Affiliate of Eagle shall own and retain all right, title and interest in and to Eagle Background Know-How, Eagle Background Patents, Eagle Non-Product-Specific Collaboration Know-How, and Eagle Non-Product-Specific Collaboration Patents. Eagle hereby grants to AOP a non-exclusive, fully paid-up, royalty-free, sublicensable (through multiple tiers) worldwide license under the Know-How and Patents referred to in this Section 9.3 for all acts necessary or useful to perform the rights or fulfill the obligations under this Agreement or the Supply Agreement, as well as a related quality agreement or pharmacovigilance agreement between the Parties.
IX.4Disclosure. During the Term, each Party will disclose to the other Party all Collaboration Know-How that is invented, discovered, developed, or otherwise generated by or on behalf of such Party or any of its Affiliates, whether solely or jointly with the other Party or any of the other Party’s Affiliates or with any Third Party, in the conduct of activities under this Agreement and of which such Party becomes aware. Such disclosure shall (a) be made [***] prior to the filing of any patent application with respect to such Collaboration Know-How, but in the case of AOP in no event more than [***] thereafter, and (b) shall include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.
IX.5Cooperation. Each Party agrees and shall cause its Affiliates and Sublicensees to execute all papers and otherwise agrees to assist the other Party as reasonably required, to perfect in the other Party the rights, title and other interests owned by such Party under this ARTICLE IX. Each Party hereby assigns and automatically and in full transfers to the respective other Party all (ownership) rights, title and other interests it holds or acquires during the Term, and which the respective other Party is entitled to own under this ARTICLE IX, and the respective other Party herewith accepts such transfer of rights.
IX.6Patent Prosecution and Maintenance.
(a)Patent Prosecution and Maintenance. As between the Parties, AOP shall, at its expense, have the first right, but not the obligation, to file, maintain and prosecute the Licensed Patent Rights throughout the Eagle Territory, including conducting any interferences, inter parte reviews, reexaminations, reissues, opposition, and other similar proceedings relating thereto. AOP shall keep Eagle reasonably informed of progress with regard to the prosecution and maintenance of Licensed Patent Rights as set forth in this Section 9.6(a). Eagle shall have the right to review all material Patent filings in advance of any deadline, submission to or action with any patent office. AOP shall furnish to Eagle copies of all relevant drafts and documents of such Licensed Patent Rights reasonably in advance of such consultation for Eagle’s review. AOP shall provide to Eagle copies of all patent office submissions and correspondence relevant to such Licensed Patent Rights within a reasonable amount of time following submission or receipt thereof by AOP. AOP shall consider in good faith any reasonable and timely

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comments provided by Eagle in connection with the prosecution and maintenance of such Licensed Patent Rights. At AOP’s request, Eagle shall reasonably cooperate with AOP in the prosecution and maintenance of such Licensed Patent Rights. If AOP desires to abandon or cease prosecution or maintenance of any such Licensed Patent Right in the Eagle Territory, AOP shall provide written notice to Eagle of such intention promptly after AOP makes such determination, but in no event later than [***] prior to any deadline that must be met in order to avoid such abandonment, and Eagle shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Licensed Patent Right at its sole cost and expense. AOP shall provide Eagle with an updated Exhibit 1.67 [***].
(b)Patent Term Extensions. AOP shall have the sole right to obtain patent term extensions, and supplementary protection certificates, with respect to any Licensed Product in the Field in the Eagle Territory, and Eagle shall reasonably cooperate with AOP in connection therewith, provided that Eagle shall have the right to request that AOP seek to obtain any such patent term extensions and AOP shall consider any such request by Eagle in good faith.
IX.7Trademark Prosecution and Maintenance. As between the Parties, AOP shall[***] have the first right, but not the obligation, to file, maintain and prosecute the AOP Trademarks throughout the Eagle Territory, including conducting any proceedings relating thereto. AOP shall keep Eagle reasonably informed of progress with regard to the prosecution and maintenance of AOP Trademarks. Eagle shall have the right to consult and review all material AOP Trademark filings in advance of any deadline, submission to or action with any trademark office. AOP shall consider in good faith any reasonable and timely comments provided by Eagle in connection with the prosecution and maintenance of such AOP Trademarks. At AOP’s request, Eagle shall reasonably cooperate with AOP in the prosecution and maintenance of such AOP Trademarks. If AOP desires to abandon or cease prosecution or maintenance of any such AOP Trademarks, AOP shall provide written notice to Eagle of such intention promptly after AOP makes such determination, but in no event later than [***] prior to any deadline that must be met in order to avoid such abandonment, and Eagle shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such AOP Trademarks [***].
IX.8Enforcement
(a)Enforcement Actions
(i)In the event that either Party becomes aware of any patent or AOP Trademark nullity, invalidity or unenforceability actions, any declaratory judgment actions, or any actual or threatened infringement of any Licensed Patent Right or AOP Trademark in the Eagle Territory, including any claims arising under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, that Party shall promptly notify the other Party in writing. [***].
(ii)The Party conducting such Enforcement Action under this Section 9.8(a) shall have full control over its conduct, including settlement of an Enforcement Action; provided, however, that the Party conducting such Enforcement Action may not settle any such Enforcement Action, or make any admissions or assert any position in such Enforcement Action, in a manner that would materially adversely affect the validity of a Licensed Patent Right or AOP Trademark, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. If one Party initiates any suit, action or proceeding under this Section 9.8(a), the other Party agrees to be joined as party plaintiff if reasonably necessary to prosecute the suit, action or proceeding, and to give the initiating Party authority to file, prosecute and control the suit, action or proceeding; provided, however, that such other Party shall in any case have the right to be represented by its own counsel at its cost and expense. In any event, the Parties shall assist and cooperate with one another in any Enforcement Action, including at their mutual reasonable requests.

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(iii)Each Party shall assume and pay all costs and expenses incurred by it with respect to such Enforcement Action, including fees and expenses of counsel selected by it.
(b)Recovery. AOP and Eagle shall each recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof in case they cannot fully be recovered, associated with any Enforcement Action against infringers undertaken pursuant to Section 9.8(a) from any resulting monetary amount received by award of a court of competent jurisdiction. Any excess amount of such a recovery shall (i) be [***]. If Eagle is the Party initiating the Enforcement Action under Section 9.8(a) and AOP does not join in such enforcement action, [***].
IX.9Third Party Infringement Claims. If the Development, Manufacture, Commercialization, or other acts of exploitation of any Licensed Product in the Eagle Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent or other intellectual property infringement against a Party (or its Affiliates, or in the case of Eagle, its Sublicensees) (collectively, “Infringement Actions”), such Party shall [***] notify the other Party hereto in writing. Eagle shall have the right to direct and control the defense thereof, at its own expense (subject to AOP’s indemnification obligations set forth in Section 13.2) with counsel of its choice. Eagle shall keep AOP informed of all material developments in connection with any such Infringement Action and take into good faith consideration AOP’s views on the conduct of Infringement Actions. Eagle shall not enter into any settlement or consent decree that (i) requires any payment by or admits or imparts any other liability to AOP; or (ii) admits the invalidity or unenforceability of any Licensed Patent; or (iii) settle any Infringement Action in a manner that has a material adverse effect on the rights or interests of AOP or in a manner that imposes any costs or liability on, or involves any admission by, AOP, [***]. Eagle may treat any reasonable out-of-pocket costs, including reasonable attorneys’ fees, damages and other liabilities, incurred in connection with such Infringement Action and which are (i) part of a final judgment or (ii) paid by Eagle in a settlement of the Infringement Action to which AOP has given its prior written consent and as entered into in compliance with this Section 9.9 as “Third Party Payments.”
IX.10AOP Territory. AOP shall [***].
Article X
TERM AND TERMINATION
X.1HSR and Other Government Filings.
(a)The Parties shall each, as promptly as practicable after the Execution Date, file or cause to be filed with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) and any relevant foreign Governmental Authority any notifications required to be filed under the HSR Act (the “HSR Filing”) or any similar Applicable (foreign) Laws with respect to the transactions contemplated hereby; provided that the Parties shall each make the HSR Filing within [***] after the Execution Date and shall each file any notifications or filings required to be filed under similar Applicable (foreign) Laws and regulations as promptly as reasonably practicable. The Parties shall use their reasonable best efforts to respond promptly to any requests for additional information made by such agencies, and to cause the waiting period (and any extension thereof) under the HSR Act to terminate or expire at the earliest possible date or obtain any required authorization or clearance under any similar Applicable (foreign) Laws after the date of filing. Eagle will be responsible for one hundred percent (100%) of the filing fees and each Party will be responsible for internal and out-of-pocket costs and expenses (including its own legal and other advice) in connection with the preparation and conduct of the HSR Filing and any filing under similar Applicable (foreign) Laws, including responding to the relevant Governmental Authorities.

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(b)In connection with obtaining clearance under the HSR Act, each of AOP and Eagle shall (i) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated hereby, (ii) keep the other Party or its counsel informed of any communication received from or given to the FTC or DOJ relating to the HSR Filing and the transactions contemplated hereby (and provide a copy to the other Party if such communication is in writing), (iii) reasonably consult with each other in advance of any meeting or conference with the FTC or DOJ, and, to the extent permitted by the FTC or DOJ, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences, and (iv) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel and incorporating where appropriate, concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC or DOJ. This Section 10.1(b) applies, mutatis mutandis, to filings under similar Applicable (foreign) Laws
X.2Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than this ARTICLE X, which is binding and effective as of the Execution Date) shall not become effective until (i) the Parties’ execution of the Supply Agreement, and (ii) the expiration or earlier termination of the waiting period (or any extension thereof) under the HSR Act in the United States, provided that neither the FTC nor the DOJ have commenced or threatened litigation to enjoin the transactions contemplated by this Agreement nor have the parties agreed with the FTC or DOJ to postpone closing (the date on which (i) and (ii) are fulfilled, the “Effective Date”). If, on the [***] after the date of filing under the HSR Act, the waiting period required thereunder has not expired, either Party shall have the right, on written notice to the other Party, to terminate this Agreement, and upon receipt of such notice by the terminating Party, this Agreement shall be null and void and have no further force and effect; provided, however, that [***] shall survive, in particular with respect to any rights that accrued to the benefit of a Party prior to such termination.
X.3Term. On the Effective Date, the full Agreement and all its terms and provisions shall be automatically effective and binding on both Parties for [***] terminated in accordance with the termination provisions under this Agreement (“Term”).
X.4Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written termination notice to the breaching Party, if such material breach is not cured within [***] after written breach notice is given by the non-breaching Party to the breaching Party specifying the breach, provided that in the event of a good faith dispute with respect to the existence of a material breach, this Agreement shall not be terminated unless it is finally determined under ARTICLE XIV that this Agreement was materially breached, and the breaching Party fails to cure such breach within [***] after such determination. For clarity, [***].
X.5Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within [***] after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter.
X.6Termination by Eagle. [***] Eagle shall have the right to terminate this Agreement, [***] prior written notice to AOP. Notwithstanding any other provision of this Agreement, during this [***], AOP shall have [***].

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X.7Termination by AOP for Failure to Make Upfront Payment. If Eagle fails to timely make the upfront payment to AOP as set forth under Section 6.1, AOP may terminate this Agreement by written termination notice to Eagle, if full payment is not made within [***] after written notice of non-payment is given to Eagle, and AOP may collect from Eagle the amount of US Dollars [***] as its sole and exclusive remedy besides the termination right. Any other failure of Eagle to make a payment due to AOP under this Agreement shall be considered a material breach.
X.8Termination by AOP for Patent Challenge. AOP may terminate this Agreement in its entirety upon [***] written notice if Eagle or its Affiliates or Sublicensees, individually or in association with any other Third Party, commences a Patent Challenge. Notwithstanding the foregoing, [***].
X.9Notice to AOP for Competitive Change of Control Over Eagle. Eagle shall, unless prohibited by Applicable Laws, immediately notify AOP in writing of any Competitive Change of Control over Eagle, as soon as Eagle reasonably expects such Competitive Change of Control over Eagle to occur.
X.10Surviving Provisions. In case of a termination of this Agreement, [***] shall survive, in particular with respect to any rights that accrued to the benefit of a Party prior to such termination.
Article XI
EFFECT OF TERMINATION
XI.1Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement that occurred prior to such expiration or termination.
XI.2Return of Confidential Information. Within [***] after the Effective Date of any such termination, each Party shall promptly return to the other Party, or delete or destroy, all Confidential Information of the other Party; provided that (i) each Party may retain copies of the Confidential Information of the other Party to the extent [***]; (ii) each Party may retain one copy of the Confidential Information of the other Party [***] and (iii) neither Party shall be required to [***]. Upon any termination of this Agreement, Confidential Information comprising Licensed Know-How shall cease to be Confidential Information of Eagle, and thereafter shall be Confidential Information solely of AOP.
XI.3Reversion of Rights. All rights and licenses granted to Eagle under this Agreement shall terminate and revert to AOP and Eagle shall no longer use the Licensed Intellectual Property, the AOP Trademarks, or any other trademark (except Eagle trademarks) used exclusively for the Commercialization of the Licensed Product in the Eagle Territory.
XI.4Wind-Down Period. If this Agreement is terminated after the First Commercial Sale in the Eagle Territory, Eagle and its Affiliates may continue to Commercialize the Licensed Product for use in the Field in the Eagle Territory, in accordance with the terms and conditions of this Agreement, for a period [***] from the effective date of such termination (the “Wind-Down Period”). Notwithstanding any other provision of this Agreement, during this Wind-Down Period, Eagle’s and its Affiliates’ rights with respect to the Licensed Product shall be non-exclusive and AOP shall have the right to engage one or more partners(s) or distributor(s) of the Licensed Product in the Eagle Territory. During the Wind-Down Period, Eagle shall continue to make any and all Profit Share Payments and related reports to AOP for the Licensed Product sold by Eagle, its Affiliates, or its Sublicensees. After the Wind-Down Period, Eagle

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and its Affiliates and Sublicensees shall not sell the Licensed Product or make any representation regarding their status as a licensee of AOP, or as distributor of the Licensed Product. Within [***] of expiration of the Wind-Down Period, Eagle shall notify AOP of any quantity of the Licensed Product remaining in Eagle’s inventory and AOP shall have [***].
XI.5Regulatory Filings. Eagle shall promptly assign and transfer to AOP the Regulatory Approvals together with all Regulatory Filings for the Licensed Product that are held or controlled by or under authority of Eagle, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to AOP. Eagle shall cause each of its Affiliates or Sublicensees to transfer any such Regulatory Filings to AOP upon termination of this Agreement. If Applicable Laws prevent or delay the transfer of ownership of a Regulatory Filing to AOP, Eagle shall grant, and does hereby grant, to AOP an exclusive, royalty-free and irrevocable right of access and reference to such Regulatory Filing for the Licensed Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to AOP and/or its designee(s). Within [***] after notice of termination, Eagle shall provide to AOP copies of all such Regulatory Filings, and of all Data Controlled by Eagle. AOP shall be free to use such Regulatory Filings and Data in the further Development and Commercialization of the Licensed Product in the Eagle Territory.
XI.6Transition Assistance. Eagle shall cooperate with AOP and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of the Licensed Product in the Eagle Territory to AOP and/or its designee(s). This includes, without limitation, Eagle’s obligation to cooperate (i) in the transition to AOP of the lead, or any other role Eagle or its Affiliates play, in any Clinical Studies or other clinical Development activities ongoing at the time of termination, if AOP chooses to take over such lead or other role in such Studies or such other activities, or (ii) in the winding-up and termination of such Clinical Studies or other activities if AOP so chooses.
XI.7Non-Compete. For a period of [***], Eagle shall not, and shall cause its Affiliates not to, develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize [***] Competing Product.
XI.8Costs and Expenses. [***].
Article XII
REPRESENTATIONS, WARRANTIES AND COVENANTS
XII.1Representations and Warranties of AOP. AOP represents, warrants and covenants to Eagle that, as of the Execution Date:
(a)AOP is a corporation duly organized, validly existing and is in good standing under the laws of Austria, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent AOP from performing its obligations under this Agreement;
(b)this Agreement is a legal and valid obligation binding upon AOP and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by AOP have been duly authorized by all necessary corporate action and do not and will not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over AOP; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which AOP is a party or by which it is bound;

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(c)AOP is the sole owner or otherwise has sufficient legal title or beneficial title or ownership or license with respect to the Licensed Patent Rights and the Licensed Know-How and has the full right and authority to grant the rights and licenses with respect to the Licensed Patent Rights and Licensed Know-How, without limitation or restriction;
(d)Exhibit 1.67 sets forth a true and complete list of all Patents owned by AOP or its Affiliates as of the Execution Date that Cover the Licensed Products in the Eagle Territory, and AOP has the full right and authority to grant to Eagle the rights or licenses granted under this Agreement regarding the Patents described in Exhibit 1.67, and to prosecute and enforce such Patents in accordance with ARTICLE IX;
(e)AOP has not previously granted and will not grant any right, license or interest in or to a Licensed Product, Licensed Know-How, or Licensed Patent Rights, or any portion thereof, that is in conflict with, limits or derogates from the rights or licenses granted to Eagle under this Agreement;
(f)the Licensed Patent Rights and the Licensed Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, AOP shall not permit the Licensed Patent Rights or the Licensed Know-How to become encumbered by any liens, claims, security interests or other encumbrances that diminish the rights or licenses granted to Eagle under this Agreement;
(g)[***];
(h)all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by AOP in order to enter into this Agreement have been obtained;
(i)to AOP’s knowledge, [***];
(j)[***];
(k)AOP has not knowingly and intentionally withheld any Licensed Know-How that is reasonably material for Eagle’s conduct of activities under this Agreement and, to AOP’s knowledge, all Licensed Know-How provided to Eagle is free from any material inaccuracies;
(l)AOP has disclosed to Eagle all material information relating to the safety and efficacy of the Licensed Product known to it or its Affiliates;
(m)[***];
(n)to AOP’s knowledge, AOP has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patent Rights and, to AOP’s knowledge, none of the issued Licensed Patent Rights are invalid or unenforceable;
(o)the Licensed Patent Rights and Licensed Know-How are not subject to any funding agreement with any government or Governmental Authority; and
(p)to AOP’s knowledge, none of the materials and documents provided to Eagle in the course of Eagle’s due diligence preceding execution of this Agreement contained any untrue statement of material fact.

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XII.2Representations and Warranties of Eagle. Eagle represents and warrants to AOP that, as of the Execution Date:
(a)Eagle is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, U.S.A., is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Eagle from performing its obligations under this Agreement;
(b)this Agreement is a legal and valid obligation binding upon Eagle and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Eagle have been duly authorized by all necessary corporate action and do not and will not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Eagle; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Eagle is a party or by which it is bound;
(c)all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by Eagle in order to enter into this Agreement have been obtained;
(d)Eagle has not previously granted and will not grant any right, license or interest in or to Eagle Background Know-How, Eagle Background Patents, Eagle Non-Product-Specific Collaboration Know-How, and Eagle Non-Product-Specific Collaboration Patents, or any portion thereof, that is in conflict with, limits or derogates from the rights or licenses granted to AOP under this Agreement; and
(e)Eagle Background Know-How, Eagle Background Patents, and all portions thereof, are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, Eagle shall not permit them, Eagle Non-Product-Specific Collaboration Know-How and Eagle Non-Product-Specific Collaboration Patents, to become encumbered by any liens, claims, security interests or other encumbrances that could diminish AOP’s rights under the Agreement;
(f)[***];
(g)to Eagle’s knowledge, [***];
(h)[***];
(i)to Eagle’s knowledge, none of the materials and documents provided to preceding execution of this Agreement contained any untrue statement of material fact.
XII.3Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OR VALIDITY OF INTELLECTUAL PROPERTY RIGHTS.
XII.4Effective Date. During the period from the Execution Date until the Effective Date, each Party shall promptly inform the other Party in writing if and when it or any of its Affiliates becomes aware that the representations and warranties made pursuant to Section 12.1 or 12.2 as of the Execution

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Date are no longer true and correct in any material respects if made on and as of the date of such notice. Upon receipt of such notice, the notified Party shall have the right, on written notice to the notifying Party, to terminate this Agreement at any point prior to the Effective Date or within [***] thereafter, in the event that the notified Party determines in good faith that the applicable change to the status of the representations and warranties as of the Execution Date would be reasonably likely to have a material adverse effect, and upon receipt of such notice by the notifying Party, this Agreement shall be null and void and have no further force and effect; provided, however, [***] shall survive, in particular with respect to any rights that accrued to the benefit of a Party prior to such termination.
Article XIII
INDEMNIFICATION; RECALLS
XIII.1Indemnification of AOP. Eagle shall indemnify and hold harmless each of AOP, its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assignees of any of the foregoing (the “AOP Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses [***] (“Liabilities”) incurred by any AOP Indemnitee as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) against an AOP Indemnitee, arising from, or occurring as a result of: (a) the Development, Manufacture or Commercialization of any Licensed Product by Eagle, its Affiliates or Sublicensees; (b) any breach of any representations or warranties by Eagle; and (c) any breach by Eagle or failure by Eagle to perform an agreement assigned to Eagle, [***]; except to the extent such Third Party Claims fall within the scope of AOP’s indemnification obligations set forth in Section 13.2 below or result from the material fault of an AOP Indemnitee.
XIII.2Indemnification of Eagle. AOP shall indemnify and hold harmless each of Eagle, its Affiliates and Sublicensees and the directors, officers and employees of Eagle, its Affiliates and Sublicensees and the successors and assignees of any of the foregoing (the “Eagle Indemnitees”), from and against any and all Liabilities incurred by any Eagle Indemnitee as a result of any Third Party Claims against an Eagle Indemnitee, arising from, or occurring as a result of (a) the Development, Manufacture or Commercialization of any Licensed Product by AOP, its Affiliates or (sub)licensees prior to the Effective Date; (b) any breach of any representations, warranties or covenants by AOP; except to the extent such Third Party Claims fall within the scope of Eagle’s indemnification obligations set forth in Section 13.1 or result from the material fault of an Eagle Indemnitee.
XIII.3Procedure. A Party that intends to claim indemnification under this ARTICLE XIII (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof, except as set forth in Section 9.9. The indemnity arrangement in this Section 13.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within [***], if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 13.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 13.3. The Indemnitee under this Section 13.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
XIII.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT,

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REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, AND THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO DAMAGES RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VIII.
Article XIV
DISPUTE RESOLUTION
XIV.1Referral to Senior Executives. The Parties recognize that disputes as to certain matters relating to or in connection with this Agreement may from time to time arise during the term of this Agreement (each, including any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement, a “Dispute”). If any such Dispute cannot be resolved by good faith negotiations, [***].
XIV.2Arbitration. Any Dispute that is not resolved pursuant to Section 14.1 shall be finally settled by arbitration in accordance with [***]. The seat of the arbitration shall be [***]. The language of the proceedings shall be English. If so requested by the arbitrator, any evidence originally in a language other than English shall be submitted with a certified English translation accompanied by an original or true copy thereof. Any decision and/or award of the arbitrator may be entered in any court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall be deemed the Confidential Information of both Parties subject to ARTICLE VIII. If a party asserted to be in breach under Section 10.4 disputes the asserted breach, this Agreement shall not be terminated and the license herein shall not be affected as a result of the disputed breach unless and until it has been determined in accordance with this Section 14.2 that this Agreement was materially breached, and such breach is not cured within [***] after such determination or such longer period as the arbitrator may establish. The Parties agree that they shall share equally the [***].
XIV.3Interim Relief. Notwithstanding anything in Sections 14.1 or 14.2 to the contrary, each Party shall have the right to apply, for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, (i) to any court of competent jurisdiction pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, or (ii) to an emergency arbitrator appointed [***] prior to the constitution of an arbitral tribunal. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrator(s) with respect to any Dispute subject to arbitration under this Agreement.
XIV.4Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES AND AGREES TO ARBITRATE AS SET FORTH IN SECTION 14.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Article XV
GENERAL PROVISIONS

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XV.1Force Majeure. Except with regard to obligations to pay money, neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay (again: except for a failure or delay in making a money payment pursuant to this Agreement) is caused by or results from events beyond the reasonable control of the non-performing Party, including fire, flood, earthquake, hurricane, embargo, shortage, epidemic, pandemic, quarantine, war, act of war (whether war be declared or not), terrorist act, insurrection, riot, civil commotion, strike, lockout or other labor disturbance (whether involving the workforce of the non-performing Party or of any other Person) or act, omission or delay in acting by any Governmental Authority, including due to a clinical hold pursuant to 21 C.F.R. §312.42, as amended (and any equivalent in any jurisdiction outside the United States). The non-performing Party shall notify the other Party of such force majeure by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than necessary to resolve such force majeure event and the non-performing Party shall use diligent efforts to remedy its inability to perform. If a condition constituting force majeure exists for more than [***], the parties shall meet to negotiate a mutually satisfactory solution to the problem. The Party not affected by the force majeure situation shall have the right to terminate this Agreement upon [***] written notice from the failure of reaching a mutually satisfactory solution to the force majeure situation.
XV.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of [***], without reference to conflict of law provisions or principles. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.
XV.3Data Protection.
(a)The Parties are – and will make their employees – aware of, consent to, and acknowledge that (i) the respective other Party may collect, process, transmit and use (personal) data according to Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (“GDPR”) and other Applicable Laws on data protection such as information on personal or material circumstances of an identified or an identifiable individual in the performance of this Agreement and the Supply Agreement and to comply with that other Party’s obligation to report to the responsible authorities and/or disclose mandatory details; and (ii) such data may be stored in the other Party’s database for the performance of this Agreement and the Supply Agreement, and that it may – if applicable and necessary – be transmitted to the other Party’s Affiliates. The Parties and, if applicable, their employees have been informed about their rights according to the GDPR and other Applicable Laws on data protection, including their right to revoke the above given consent at any time and to have their (personal) data deleted or rectified. The Parties acknowledge that the other Party’s obligation to report and/or disclose mandatory information remains irrespective of a revocation of such consent.
(b)With regard to personal data relating to other data subjects than the Parties and their employees (“Third Party Personal Data”) including, but not limited to, clinical trial data, each Party shall ensure that is permitted under the GDPR and other Applicable Laws on data protection to disclose such Third Party Personal Data to the other Party for the other Party’s processing of such Third Party Personal Data in the performance of this Agreement and the Supply Agreement. Given the sensitivity of such Third Party Personal Data, each Party will put the necessary technical and organizational measures in place to preserve its security at all times.

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(c)Prior to any disclosure or transfer of personal data under this Agreement or the Supply Agreement, the Parties will enter into data processing and data transfer agreements, each as applicable and required by the GDPR and other Applicable Laws on data protection.
XV.4Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
XV.5Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
XV.6Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
XV.7Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto) constitutes the complete, final and entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Prior CDA. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Prior CDA. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
XV.8Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice between the Parties required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

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To AOP:	To Eagle:
AOP Orphan Pharmaceuticals GmbH Leopold-Ungar-Platz 2 A-1190 Vienna Attention: [***] Electronic mail: [***]	Eagle Pharmaceuticals, Inc. 50 Tice Blvd, Suite 315 Woodcliff Lake, NJ 07677 Attention: [***] Electronic mail: [***]
With a copy to:	With a copy to:
AOP Orphan Pharmaceuticals GmbH Leopold-Ungar-Platz 2 A-1190 Vienna Attention: [***] Electronic mail: [***]	Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, Virginia 20190-5656 Attn: [***] Electronic mail: [***]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.
XV.9Assignment.
(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to (i) its Affiliates or (ii) a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.
(b)Any permitted assignee shall assume all obligations of its assignor under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assignees. Any purported assignment of this Agreement in contravention of this Section 15.9 shall be null and void.
XV.10No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Eagle and AOP. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
XV.11Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (d) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

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XV.12Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
XV.13Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
XV.14Counterparts; Other Matters. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement only by wet ink signature. In addition, wet ink signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding. Wet ink signature counterparts must be transmitted to the respective other Party by delivery in person or via internationally recognized overnight delivery, or by registered or certified mail (postage prepaid, return receipt requested). This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.
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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date first set forth above.
AOP ORPHAN PHARMACEUTICALS GmbH
By:    [***]
Name:    [***]
Title:    [***]
By:     [***]
Name:    [***]
Title:    [***]

EAGLE PHARMACEUTICALS, INC.
By:     [***]
Name:    [***]
Title:    [***]

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Exhibit 1.43 – [***]

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Exhibit 1.67 – [***]

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Exhibit 6.4 – [***]

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Exhibit 6.5 – [***]

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Exhibit 8.7. – Press Release
For Immediate Release
Eagle Pharmaceuticals Announces Licensing Agreement with AOP Orphan for U.S. Commercial Rights to Landiolol, a Beta-1 Adrenergic Blocker
-- Eagle poised to facilitate regulatory pathway for approval in the U.S. based on existing data from Japanese and European studies, with no additional clinical work expected –
-- Anticipates filing new drug application (“NDA”) in Q1 2022, with expected ten-month review, based on well-defined feedback from U.S. Food and Drug Administration provided during AOP Orphan’s Type C meeting --
-- Landiolol, a leading hospital emergency use product, is approved in Europe for the treatment of non-compensatory sinus tachycardia and tachycardic supraventricular arrhythmias --
-- Eagle to support seeking the approval of Landiolol for the short-term reduction of ventricular rate in patients with supraventricular tachycardia, including atrial fibrillation and atrial flutter in the U.S.
--
-- Studies of additional indications, including sepsis and other cardioprotective indications, have begun in Europe, with the potential to be pursued in the U.S. --
-- Enrollment of study of pediatric patients with supraventricular tachycardia is under way in Europe and will serve as the basis for initial pediatric study plans for a future FDA submission --
-- Company expects five years of new chemical entity exclusivity --

WOODCLIFF LAKE, NJ—August ___, 2021—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced that it has entered into a licensing agreement with AOP Orphan Pharmaceuticals GmbH (“AOP Orphan”), a privately owned Austrian company devoted to the treatment of rare and special diseases, for the commercial rights to its product, Landiolol in the United States. Landiolol, a leading hospital emergency use product, is currently approved in Europe for the treatment of non-compensatory sinus tachycardia and tachycardic supraventricular arrhythmias. The Company will support the submission of a new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) seeking approval for Landiolol for the short-term reduction of ventricular rate in patients with supraventricular tachycardia (“SVT”), including atrial fibrillation and atrial flutter.

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Landiolol is a short-acting, ultra-high selective beta-1 adrenoceptor blocker developed by AOP Orphan that has a selective effect on heart rate over cardiac contractility. Landiolol is available in two forms (20 mg/2ml concentrate, 300 mg powder) and is designed for use in emergency, cardiac critical care, operating room, and intensive care settings. It is registered in several European countries for the treatment of non-compensatory sinus tachycardia and tachycardic supraventricular arrhythmias. The drug uses a proprietary dosing algorithm to facilitate the administration.
Under the terms of the agreement, Eagle will facilitate the U.S. regulatory pathway for the approval of Landiolol. In addition, Eagle will be responsible for the U.S. commercialization of the product upon approval. Landiolol, which has not previously been marketed in the U.S., is covered by several patents, and the Company anticipates five years of new chemical entity (“NCE”) exclusivity.
Landiolol is already commercially available in Japan (Onoact(®)) and several European markets as RAPIBLOC®. A review of multiple clinical studies suggests that Landiolol is a useful option for the rapid short-term control of tachyarrhythmias (Syed YY. Landiolol: A Review in Tachyarrhythmias. Drugs. 2018 Mar;78(3):377-388. doi: 10.1007/s40265-018-0883-9. PMID: 29470800.). A Type C meeting was held with FDA in July 2020, at which time AOP Orphan proposed a submission strategy in which it would provide summaries of pre-existing safety and efficacy data and a meta-analysis of published randomized controlled trials. FDA tentatively agreed with this methodological approach and deemed data sets adequate to support a proposed NDA.
“This is an exciting near-term opportunity for Eagle, with the potential to file an NDA in the first quarter of next year. The clinical advantages of Landiolol are well recognized within the medical community, and we look forward to advancing this asset for FDA approval in the United States. Our deep understanding of the U.S. regulatory landscape, along with our established research and development infrastructure, will be valuable in accelerating the program. Once approved, we plan to leverage our current sales force and relationships in the critical care setting to promote the product. There is broad potential to expand the portfolio of future indications for Landiolol’s use,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.
“With this license agreement, we are solidifying our hospital and critical care product portfolio, as we look to capitalize on multiple near- and longer-term opportunities. As we have stated, executing on our growth strategy for Eagle beyond 2021 has been a priority. With the anticipated launch of vasopressin, the February 2022 launch of PEMFEXY, the recent launch of bendamustine in Japan, our current pipeline, and now the future potential Landiolol launch, we believe we have a firm foundation for sustained future growth,” concluded Tarriff.
“The step into the American market forms the basis for further expansion of AOP Orphan. I am convinced that with an experienced partner like Eagle, we will succeed in making Landiolol available to patients in the U.S. as well,” stated Georg Fischer, Chief Executive Officer of AOP Orphan.

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The management of rapid heart rate (tachycardia) in critically ill patients can be quite complicated regardless of the underlying cause, which may include shock, arrhythmias, heart failure, and the postoperative setting. Beta blockers, also known as beta-adrenergic blocking agents, are a class of drugs that works by blocking the neurotransmitters norepinephrine and epinephrine from binding to receptors. These neurotransmitters contribute to the development of tachycardia. The β-1 receptor beta blockers are used frequently in critical care settings to manage tachycardia; however, the available β-1 beta blockers in the U.S. also can have the unwanted effects of decreasing the contractility, or muscle strength, of the heart, and of lowering blood pressure.
Landiolol has the potential to become a cornerstone therapy in the management of these patients. It is ultra short acting, with a rapid on and off effect that allows clinicians to balance heart rate control and blood pressure more precisely. In addition, it predominantly affects heart rate without much effect on cardiac contractility and blood pressure. The Company believes that clinicians will welcome Landiolol as a key therapeutic tool for the more precise management of tachycardia in the critical care setting.
There are additional clinical settings for which Landiolol has the potential to improve patient management. Enrollment is under way in Europe for a trial of Landiolol in patients with tachycardia and septic shock, and importantly, the product is also being studied in a pediatric population, for whom no beta-blocker drug products are approved in the U.S. for ventricular rate control. The U.S. FDA has tentatively agreed that this study could form the basis for initial pediatric study plan (“iPSP”) for a future submission to FDA.
“We believe that we can expedite and prepare a compelling submission for approval of this important cardioprotective therapeutic,” stated Judith Ng-Cashin, MD, Chief Medical Officer of Eagle Pharmaceuticals
Terms of the Agreement
The agreement is subject to regulatory clearance. Under the terms of the agreement, Eagle will make an upfront payment of $5 million, followed by additional payments upon regulatory approval(s) and based upon commercial sales.
About Eagle Pharmaceuticals, Inc.
Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

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AOP Orphan Pharmaceuticals GmbH is an international pharmaceutical company with its registered office in Vienna and a focus on rare and special diseases. Over the past 25 years, the company has become an established provider of integrated therapy solutions from its headquarters in Vienna. This development has been made possible by a continually high level of investment in research and development on the one hand and a highly consistent and pragmatic orientation towards the needs of all our stakeholders on the other - especially the patients and their families but also the doctors and care professionals treating them. In the third quarter of 2020, AOP Orphan took over Amomed and SciPharm, two European health care companies, continuing its consistent path of growth into a pan-European health care group specializing in rare and special diseases.
Agreement is subject to regulatory clearance.

Investor Relations for Eagle Pharmaceuticals, Inc.:
Lisa M. Wilson
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

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